UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – August 30, 2012

CODORUS VALLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15536	23-2428543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

105 Leader Heights Road P.O. Box 2887 York, Pennsylvania		17405-2887
(Address of principal executive offices)		(Zip code)

717-747-1519

(Registrant’s telephone number including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CODORUS VALLEY BANCORP, INC.

FORM 8-K

Item 2.06	Material Impairments

On August 30, 2012, PeoplesBank, A Codorus Valley Company, the wholly-owned subsidiary of Codorus Valley Bancorp, Inc. (Corporation), determined to record a $1,027,436 provision for losses on foreclosed real estate for impairment to the value of a partially developed residential subdivision based upon a current independent appraisal. The provision and valuation allowance were deemed necessary to reflect widespread deterioration in residential real estate lot values resulting in very weak demand and pricing. Prior to recording the provision referred to in this filing, the value of the residential subdivision was based, in part, on the contractual obligation of a buyer to acquire lots at prices fixed in the contract. The buyer did not perform as provided in the contract. As a result of this failure in performance, PeoplesBank secured the new appraisal.

A $600,000 valuation allowance was previously established for this property as reported in the Corporation’s Form 10-Q for period ended June 30, 2012. The $1,027,436 addition to the valuation allowance results in a total allowance of $1,627,436 for this property as of the date of this report.

In spite of the foregoing, the Corporation expects to be profitable for the third quarter of 2012 and anticipates a significant reduction in its nonperforming assets ratio compared to the 3.28 percent ratio reported in the Corporation’s Form 10-Q for period ended June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Codorus Valley Bancorp, Inc. (Registrant)

Date: August 30, 2012	/s/ Larry J. Miller
Larry J. Miller President and Chief Executive Officer Principal Executive Officer)